Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Marty E. Adams
Chairman, President and CEO
Sky Financial Group, Inc.
(419) 254-6182

Rick Hull
Regional President
Sky Bank – Ohio Valley Region
(330) 679-3709

Sky Announces the Completion of its Acquisition of Belmont Bancorp.

June 3, 2005 - Bowling Green, Ohio - Sky Financial Group, Inc. (NASDAQ: SKYF) announced today the completion of its acquisition of Belmont Bancorp. (Bridgeport, Ohio, NASDAQ: BLMT), and its wholly-owned subsidiary, Belmont National Bank, effective June 1, 2005.

The acquisition increases Sky’s asset size to $15.2 billion. Belmont National Bank (BNB) will merge with Sky Financial’s subsidiary, Sky Bank, at the close of business today. BNB will convert to Sky Bank’s name, products and operating systems, over the weekend of June 4-5, 2005.

“With offices located in Belmont, Harrison and Tuscarawas counties in Ohio, and Ohio County in West Virginia, this merger is a nice complement to our existing presence in the Ohio Valley,” stated Marty Adams, chairman, president and CEO of Sky Financial Group. “We also have been looking to expand into the Wheeling market, which this transaction allows us to do.”

BNB offices and ATMs will be added to Sky Bank’s Ohio Valley Region, directed by Regional President Rick Hull. “We are excited to be adding a great group of employees from Belmont and BNB clients will benefit from access to additional offices and ATMs throughout Sky’s footprint,” said Hull. “In addition, we will continue to have a strong commitment to community banking with a local management team and decision-making close to the client. In fact, Sky will maintain a regional hub in St. Clairsville, Ohio, which will continue to provide local expertise with dedicated commercial relationship officers, credit analysts, trust officers, wealth management and investment advisors as well as private banking,” stated Hull.

Under the terms of the merger agreement, shareholders of Belmont could elect to receive, subject to adjustment, cash at the rate of $6.15 for each Belmont share, shares of Sky Financial common stock at a fixed exchange ratio of 0.219 shares of Sky Financial for each share of Belmont, or a combination of cash and Sky Financial shares. The merger agreement further provides that, in the aggregate, 72.5% of the Belmont shares will be exchanged for Sky Financial common shares, and the remaining 27.5% will be exchanged for cash. Based on Sky Financial’s closing price of $28.76 per share on May 31, 2005, the aggregate transaction value was $70.3 million.

Belmont shareholders who made a valid election prior to the May 27, 2005 election deadline will receive the form of consideration they elected. Belmont shareholders who failed to make a valid election will receive an allocation of both cash and Sky Financial shares in the exchange. Sky Financial will not issue fractional shares in the exchange, but will pay cash in lieu of fractional shares under the terms of the merger agreement.

About Sky Financial Group, Inc.

Sky Financial Group is a $15.2 billion diversified financial holding company with its headquarters located in Bowling Green, Ohio. Sky’s asset size places it among the 40 largest publicly-held bank holding companies in the nation. The company operates over 280 financial centers and over 300 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. Sky’s financial service affiliates include: Sky Bank and Belmont National Bank, commercial and retail banking; Sky Trust, asset management services; and Sky Insurance, retail and commercial insurance agency services. Sky is located on the web at www.skyfi.com.

-end-